Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michael Sileck 203-352-1150
World Wrestling Entertainment, Inc. Reports Q2 Results
Q2 E.P.S. $0.17 vs. $0.06 in the prior year
Increase of 183%
STAMFORD, Conn., Dec. 1, 2005 - World Wrestling Entertainment, Inc. (NYSE:WWE®) today announced financial results for its second fiscal quarter ended October 28, 2005. Revenues totaled $88.9 million as compared to $83.9 million in the prior year quarter and operating income was $18.9 million as compared to $4.1 million in the prior year quarter. The Company reported net income of $11.7 million, or $0.17 per share, as compared to $4.4 million, or $0.06 per share, in the prior year quarter.
Operating income in the current quarter includes approximately $3.4 million in positive legal settlements. EBITDA was $21.7 million in the current quarter as compared to $7.2 million in the prior year quarter.
“In addition to excellent operating results, the quarter was marked by the successful move of Monday Night RAW® to USA Network,” stated Linda McMahon, CEO. “Thanks to an integrated marketing campaign, and the dedication of our loyal fans, we achieved a 4.7 average household rating for our inaugural homecoming show, which was the top rated basic cable entertainment telecast for the month of October. Also, in the quarter we successfully transitioned to Friday Night SmackDown® enabling UPN to reach new key demographics on Fridays. Both of our television partners have been very pleased, as are we, with the results of these programming moves.”
Mrs. McMahon continued “The operating results for the quarter reflect another strong quarter for this fiscal year. Our Pay-Per-View buys in the quarter exceed last year’s buys, despite having only three events this quarter as compared to four events last year. Additionally, revenues in all of our Branded Merchandise businesses are ahead of the prior year quarter, with Home Video and Licensing showing the largest percentage gains.”
Results By Business Segment for the 2nd Quarter
Live and Televised Entertainment
Revenues from the Company’s Live and Televised businesses were $60.0 million for the current quarter as compared to $66.8 million in the prior year quarter.
•	Pay-Per-View revenues were $18.8 million versus $18.5 million in the prior year quarter. There were three Pay-Per-View events produced in the current quarter as compared to four events in the prior year quarter.

We will produce 16 pay-per-view events in fiscal 2006, as compared to 14 events in fiscal 2005. The details for the number of buys (in 000’s) are as follows:

Event	Q2 F06	Q2 F05
SummerSlam®	534	387
Unforgiven®	225	243
No Mercy®	219	193
Taboo Tuesday™	—	174
Prior events	312	135

Total	1,290	1,132

•	Live Event revenues were $13.0 million as compared to $20.1 million in the second quarter of last year. This decrease is primarily due to fewer international events in the current quarter.
•	There were 78 events, including 2 international events, during the quarter as compared to 83 events, including 15 international events, during the same period last year.

•	The average attendance at our North American events was approximately 4,300 as compared to approximately 3,800 in the prior year quarter.

•	The decrease in revenues is attributable to fewer international events, which generate significantly more revenue per event than our North American events due to the combination of higher average attendance and higher average ticket prices. The 15 international events held in the year ago quarter had average attendance of 9,500 and an average ticket price of approximately $70.00, resulting in an average gross of approximately $670,000. This compares to an average gross per North American event of approximately $150,000 in the current quarter.

•	The lower number of international events in the quarter is simply the result of tour scheduling as we performed 15 shows across Europe during the month of November.
•	Television Advertising revenues were $7.7 million as compared to $9.8 million in the prior year quarter. This decline was primarily due to the change in the television distribution with USA Network, which became effective in October 2005. Due to this change, we no longer participate in domestic advertising sales, resulting in an overall decline in advertising spots sold during the current quarter.
•	Television Rights Fees revenues were $20.4 million as compared to $18.4 million in the prior year quarter. The increase was due primarily to approximately $1.4 million of additional international rights fees primarily from India, Japan, South Korea and Italy.

Branded Merchandise
Revenues from the Company’s Branded Merchandise businesses were $28.9 million versus $17.1 million in the prior year quarter.
•	Merchandise revenues were $5.0 million as compared to $3.9 million in the prior year quarter. This increase in revenues is primarily driven by our WWE Shop website with the number of orders more than doubling from the prior year quarter from approximately 15,000 orders to approximately 36,000 orders.
•	Home Video net revenues were $11.9 million as compared to $4.5 million in the prior year quarter. The increase was due in part to an increase of approximately 0.2 million gross units sold and an increase in the average sales price of our DVDs, of approximately $5.00 per unit, due to the release of several higher priced titles in the quarter. These higher priced units included our WrestleMania® Anthology box sets and several multi-disc titles. Other successful titles released in the current quarter included Tombstone: The History of the Undertaker, which sold approximately 155,000 gross units and The Self Destruction of the Ultimate Warrior, which sold approximately 118,000 gross units.
•	Licensing revenues were $6.4 million as compared to $3.8 million in the prior year quarter. The increase was generated by the sales in the toy category and the continued growth in our international markets.
•	Digital Media revenues were $2.3 million as compared to $1.8 million in the period year quarter. The increase was primarily driven by additional advertising sales on our website.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution for the quarter was $41.6 million as compared to $31.4 million in the prior year quarter. Total profit contribution margin was approximately 47% for the current quarter as compared to 37% for the prior year quarter.
The profit contribution margin for the Live and Televised businesses was approximately 43% for the current quarter as compared to 34% in the prior year quarter. This increase reflects increased revenue in the higher margin Pay-Per-View and Television rights fees business units.
The profit contribution margin for the Branded Merchandise businesses was approximately 55% for the current quarter as compared to 50% in the prior year quarter. The increase is due primarily to improved margins in the home video business, reflecting an increase in the average sales price per unit in the current quarter and increased revenues from our licensing business.
Selling, general and administrative expenses
SG&A expenses were $18.8 million for the current quarter as compared to $22.9 million in the prior year quarter. Included in the current quarter were positive legal settlements of approximately $3.4 million. Excluding this item, SG&A expenses decreased by approximately $0.7 million.

Summary Results for the Six Months Ended
Total revenues through the first six months of fiscal 2006 were $182.7 million as compared to $165.4 million in the prior year period. Operating income for the current period was $34.7 million versus $15.4 million in the prior year period. Net income was $22.9 million, or $0.33 per share, as compared to $12.1 million, or $0.17 per share, in the prior year period. EBITDA was $40.2 million for the first six months of fiscal 2006 as compared to $21.3 million in the prior year period. As discussed above, current year operating income includes approximately $3.4 million in positive legal settlements.
Cash Flows
Cash flows provided by operating activities were $20.1 million in the current quarter.
Fiscal 2006 Outlook
Based on our results, which exceeded our plan, we have increased our full year forecast as follows: revenues for fiscal 2006 of between $370.0 and $385.0 million, EBITDA of between $60.0 and $65.0 million, and income from continuing operations of between $35.0 and $40.0 million, or $0.50 to $0.55 per share on a diluted basis.
Note: World Wrestling Entertainment, Inc. will host a conference call on Thursday, December 1, 2005, at 11:00 a.m. ET to discuss the Company’s second quarter earnings results for fiscal year 2006. All interested parties can access the conference call by dialing 800-894-5910 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.
World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.
Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc. All other trademarks are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 28,	October 29,	October 28,	October 29,
	2005	2004	2005	2004
Net revenues	$88,933	$83,857	$182,745	$165,407

Cost of revenues	47,305	52,493	99,806	100,909
Selling, general and administrative expenses	18,807	22,900	41,042	40,775
Depreciation and amortization	2,781	3,051	5,477	5,971
Stock compensation costs	1,112	1,273	1,692	2,384

Operating income	18,928	4,140	34,728	15,368

Investment income, net	1,397	1,034	3,270	2,266
Interest expense	149	162	302	330
Other loss, net	(138)	(283)	(211)	(65)

Income before income taxes	20,038	4,729	37,485	17,239

Provision for income taxes	8,362	1,724	14,631	6,478

Income from continuing operations	11,676	3,005	23,854	10,761

Discontinued operations:

Income from discontinued operations, net of tax	26	1,444	28	1,333

Net income	$11,702	$4,449	$22,882	$12,094

Earnings per share — Basic:
Continuing operations	$0.17	$0.04	$0.33	$0.16

Discontinued operations	$0.00	$0.02	$0.00	$0.02

Net income	$0.17	$0.06	$0.33	$0.18

Earnings per share — Diluted:
Continuing operations	$0.17	$0.04	$0.33	$0.16

Discontinued operations	$0.00	$0.02	$0.00	$0.02

Net income	$0.17	$0.06	$0.33	$0.17

Weighted average common shares outstanding:
Basic	69,016	68,553	68,994	68,516

Diluted	70,069	69,483	69,888	69,422

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	October 28,	April 30,
	2005	2005
ASSETS

CURRENT ASSETS:

Cash and equivalents	$123,381	$56,568
Short-term investments	154,711	201,487
Accounts receivable, net	50,611	61,901
Inventory, net	1,834	1,057
Prepaid expenses and other current assets	13,562	15,191
Assets of discontinued operations	417	544

Total current assets	344,516	336,748

PROPERTY AND EQUIPMENT, NET	68,022	66,638

FILM PRODUCTION ASSETS	33,233	28,771

INTANGIBLE ASSETS, NET	1,594	2,608

OTHER ASSETS	10,822	6,640

TOTAL ASSETS	$458,187	$441,405

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$786	$756
Accounts payable	14,937	15,669
Accrued expenses and other liabilities	30,290	21,151
Deferred income	19,295	20,843
Liabilities of discontinued operations	284	254

Total current liabilities	65,592	58,673

LONG-TERM DEBT	6,798	7,198

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Class A common stock	212	210
Class B common stock	479	479
Additional paid-in capital	258,372	254,716
Accumulated other comprehensive loss	(446)	(908)
Retained earnings	127,180	121,037

Total stockholders’ equity	385,797	375,534

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$458,187	$441,405

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Six Months Ended
	October 28,	October 29,
	2005	2004
OPERATING ACTIVITIES:
Net income	$22,882	$12,094
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of taxes	(28)	(1,333)
Revaluation of warrants	(756)	224
Depreciation and amortization	5,477	5,971
Realized loss on sale of investments	791	738
Amortization of investment income	(609)	(135)
Stock compensation costs	1,692	2,384
Provision for doubtful accounts	399	865
Provision for inventory obsolescence	606	920
Provision for deferred income taxes	247	1,152
Changes in assets and liabilities:
Accounts receivable	10,891	13,162
Inventory	(1,383)	(1,266)
Prepaid expenses and other assets	(5,957)	(347)
Feature film production assets	(4,462)	(7,831)
Accounts payable	(732)	(1,894)
Accrued expenses and other liabilities	13,923	(13,777)
Deferred income	(1,303)	(3,750)

Net cash provided by continuing operations	41,678	7,177
Net cash provided by (used in) discontinued operations	184	(2,045)

Net cash provided by operating activities	41,862	5,132

INVESTING ACTIVITIES:
Purchase of property and equipment	(5,847)	(2,878)
Purchase of short-term investments	(16,636)	(2,280)
Proceeds from sales of maturities of short-term investments, net	62,643	49,411

Net cash provided by continuing operations	40,160	44,253
Net cash used in discontinued operations	—	—

Net cash provided by investing activities	40,160	44,253

FINANCING ACTIVITIES:
Repayments of long-term debt	(370)	(343)
Dividends paid	(16,554)	(8,225)
Issuance of stock, net	238	213
Proceeds from exercise of stock options	1,477	99

Net cash used in continuing operations	(15,209)	(8,256)
Net cash used in discontinued operations	—	—

Net cash used in financing activities	(15,209)	(8,256)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	66,813	41,129
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	56,568	48,467

CASH AND CASH EQUIVALENTS, END OF PERIOD	$123,381	$89,596

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 28,	October 29,	October 28,	October 29,
	2005	2004	2005	2004
Net income reported on GAAP basis	$11,702	$4,449	$22,882	$12,094

Income from discontinued operations, net of tax	(26)	(1,444)	(28)	(1,333)
Provision for income taxes	8,362	1,724	14,631	6,478

Interest and other, net	(1,110)	(589)	(2,757)	(1,871)

Depreciation and amortization	2,781	3,051	5,477	5,971

EBITDA	$21,709	$7,191	$40,205	$21,339

Non-GAAP Measure:
EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s cash flow. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to income from continuing operations, net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 28,	October 29,	October 28,	October 29,
	2005	2004	2005	2004
Net cash provided by (used in) continuing operations	$20,057	$(3,884)	$41,678	$7,177

Less cash provided for capital expenditures:

Purchase of property and equipment	(5,592)	(1,962)	(5,847)	(2,878)

Free Cash Flow	$14,465	$(5,846)	$35,831	$4,299

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of performance under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.